Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 320 to Registration Statement No. 002-41839 on Form N–1A of our report dated April 20, 2016 relating to the financial statements and financial highlights of Fidelity SAI Long-Term Treasury Bond Index Fund, a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended February 29, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

April 25, 2016